Filed Pursuant to Rule 424(b)(3)

Registration No. 333-257651

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 9, 2021)

Ordinary Shares

This is a public offering of 14,660,000 ordinary shares, no par value or the Ordinary Shares, of PolyPid Ltd., an Israeli corporation, at a public offering price of $0.42 per Ordinary Share. We are offering all of the Ordinary Shares offered by this prospectus on a firm commitment underwritten basis. In a concurrent private placement, or the Concurrent Private Placement, we are selling to certain existing shareholders, unregistered pre-funded warrants to purchase up to 10,357,139 Ordinary Shares, or the Private Warrants, at a price of $0.4199 per Private Warrant. The Private Warrants and the Ordinary Shares issuable upon the exercise of the Private Warrants are being offered pursuant to the exemption provided in Section 4(a)(2) or another exemption under the Securities Act of 1933, as amended, or the Securities Act, and they are not being offered pursuant to this prospectus supplement or the accompanying prospectus.

Our Ordinary Shares are traded on the Nasdaq Global Market, or Nasdaq, under the symbol “PYPD.” On March 28, 2023, the last reported sale price of our Ordinary Shares on Nasdaq was $0.475 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$0.4200	$6,157,200
Underwriting discounts and commissions (1)	$0.0294	$431,004
Proceeds to us (before expenses)	$0.3906	$5,726,196

(1)	We have agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page S-17 of this prospectus supplement for additional disclosures regarding underwriting discounts, commissions and estimated offering expenses.

We have granted a 30-day option to the underwriter to purchase up to an additional 2,199,000 Ordinary Shares from us solely to cover over-allotments, if any.

The underwriter expects to deliver the Ordinary Shares to purchasers on or about March 31, 2023.

Newbridge Securities Corporation

The date of this prospectus supplement is March 29, 2023

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No. 333-257651) that was declared effective by the SEC on July 9, 2021. Under this “shelf” registration process, we may, from time to time, sell any combination of the securities described in the accompanying prospectus in one or more offerings up to a total amount of $200,000,000. As of March 28, 2023, prior to the consummation of this offering, we have been deemed to have sold $45,000,000 under a sales agreement related to an “at-the-market” offering, of which Ordinary Shares with a gross sale price of $6.9 million have been sold as of the date of this prospectus supplement, under the “shelf” registration statement. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we may authorize for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation by Reference.” These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, including the documents incorporated by reference into the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein that was filed with the SEC before the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise indicated, all references to “Company,” “we,” “our” and “PolyPid” refer to PolyPid Ltd. and its wholly owned subsidiaries, PolyPid Inc., a Delaware corporation, and PolyPid Pharma SRL, a company organized and existing under the laws of Romania.

All trademarks or trade names referred to in this prospectus supplement and the accompanying prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus supplement and the accompanying prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

References to “U.S. dollars” and “$” are to currency of the United States of America, and references to “shekel,” “Israeli shekel” and “NIS” are to New Israeli Shekels. References to “Ordinary Shares” are to our Ordinary Shares, no par value.

We report our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

We are not making offers to sell or solicitations to buy our Ordinary Shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any related free writing prospectus, or any sale of securities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our product candidates, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our dependence on enrollment of patients in our clinical trials in order to continue development of our product candidates;

●	the outcomes of our anticipated interim analysis in our SHIELD II (Surgical site Hospital acquired Infection prEvention with Local D-PLEX100) clinical trial;

●	our ability to raise capital through the issuance of securities;

●	our ability to advance the development of our product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our product candidates to treat certain indications;

●	our ability to successfully receive approvals from the U.S. Food and Drug Administration, or FDA, European Medicines Agency, or EMA, or other applicable regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	the overall global economic environment;

●	the impact on us (including our ability to enroll patients in our clinical trials) of COVID-19 and its variants and resulting government actions;

S-iii

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	our ability to regain and effectively comply with the listing requirements, including the minimum bid requirement, of Nasdaq Stock Market LLC;

●	changes in our strategy;

●	litigation;

●	unforeseen accounting or other factors that could cause our preliminary year end 2022 financial results described herein to differ from our actual reported year end financial results; and

●	those factors referred to in our most recent Annual Report on Form 20-F “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our Annual Report on Form 20-F generally, which is incorporated by reference into this prospectus.

Readers are urged to carefully review and consider the various disclosures made throughout this prospectus supplement and the accompanying prospectus, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

You should not put undue reliance on any forward-looking statements. Any forward-looking statements are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” sections contained in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and the related notes and the other documents incorporated by reference herein, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Our Business

We are a Phase 3 clinical-stage biopharmaceutical company focused on developing targeted, locally administered and prolonged-release therapeutics using our proprietary Polymer-Lipid Encapsulation matriX, or PLEX, technology. Our product candidates are designed to address diseases with high unmet medical needs by pairing our PLEX technology with drugs already approved by the U.S. Food and Drug Administration, or FDA, or innovative drug candidates to achieve a novel therapeutic effect. Our PLEX technology is designed to deliver drugs directly to targeted treated sites in the body at predetermined release rates and predetermined durations ranging from several days to several months. We believe that our PLEX technology and product candidates have the potential to significantly improve the management of a variety of medical conditions, including surgical site infections, or SSIs, and cancer. Our lead product candidate, D-PLEX100, is in a pivotal Phase 3 confirmatory trial for the potential approval for prevention of open abdominal SSIs. D-PLEX100 pairs our novel proprietary PLEX technology with doxycycline, a first-line, broad spectrum and FDA-approved antibiotic. D-PLEX100 is administered directly into the surgical site during surgery, and provides a prolonged and continuous release of the broad-spectrum antibiotic doxycycline, resulting in high local concentration of the drug for a period of 30 days for the prevention of SSIs, including SSIs caused by standard of care antibiotic-resistant bacteria. Infections resulting from surgery can be fatal and create a significant public health burden despite the extensive use of systemically administered antibiotics both pre- and post-operatively and other measures taken to reduce infection risk in the intra-operative setting. We believe that D-PLEX100, if approved, would be a significant improvement over the current standard of care, which includes systemic administration of antibiotics.

Recent Developments

Product Updates

We initiated two Phase 3 trials of D-PLEX100, which we refer to as SHIELD I (Surgical site Hospital acquired Infection prEvention with Local D-PLEX100) and SHIELD II, for the prevention of abdominal (soft tissue) SSIs in the third and fourth quarters of 2020, respectively.

In September 2022, we announced top-line results from SHIELD I. SHIELD I did not achieve its primary endpoint of reduction in SSIs, re-interventions due to SSIs and mortality: in the Intent to Treat, or ITT, population, the local administration of D-PLEX100 and standard of care, or SoC, (n=485) resulted in a decrease in the primary endpoint of 23 percent compared to SoC alone (n=489) (p=0.1520). However, in a pre-specified subgroup ITT analysis requested by the FDA of a total of 423 subjects with large incisions (>20 centimeters), the local administration of D-PLEX100 resulted in a significant reduction of 54 percent in the primary endpoint, compared to SoC alone (p=0.0032). Within the first 30 days post-surgery, SSIs decreased from 9.7% in the SoC treatment arm (n=211), as compared to 4.4% in the D-PLEX100 treatment arm (n=212). In addition, SHIELD I also showed a 34% reduction in the primary endpoint in patients with one or more personal risk factors (post hoc analysis; p=0.047; n=680) compared to standard of care. SHIELD I demonstrated a good safety profile of D-PLEX100 with no increase in serious or severe treatment emergent adverse events compared to standard of care.

Figure 1: SHIELD I Study Population

Figure 2: SHIELD I Large-Incision Subgroup Analysis

Figure 3: The Burden of Surgical Site Infections

Figure 4: Our Initial Focus: Enhancing Post-Operative SSI Prevention

Figure 5: Key CMS Programs are Strong Drivers for D-PLEX100

In November 2022, we provided the FDA available data from SHIELD I as part of a Type D meeting request. Following a positive type D meeting communication with the FDA in January 2023 relating to the SHIELD I data, we now have a clear regulatory pathway toward a potential new drug application, or NDA, submission. Based on the data, particularly the 54% reduction observed in the primary endpoint in a pre-specified subgroup analysis of patients with large open incisions (p=0.0032, n=423) compared to standard of care, the FDA acknowledged that the SHIELD I results may provide supportive evidence on this population and recommended that we conduct an additional study to support a potential NDA submission. The FDA stated that the ongoing SHIELD II study, which to date has enrolled over 200 patients, including approximately 40 patients with the appropriate large open surgical incisions, could potentially serve as such a study. The FDA also recognized that D-PLEX100’s proposed indication is for the prevention of infection and has the potential for wide use.

SHIELD II is a prospective, multinational, randomized, double blind Phase 3 trial designed to assess the efficacy and safety of D-PLEX100 administered concomitantly with SoC, compared to a SoC alone arm, in the prevention of post abdominal-surgery incisional infection in patients undergoing surgeries with incisions greater than 20 cm. The primary endpoint of the trial is measured by the proportion of subjects with either an SSI event as determined by a blinded and independent adjudication committee, reintervention, or mortality for any reason within 30 days post-surgery. Patient safety will be monitored for an additional 30 days. The trial will enroll patients in centers in the United States, Europe and Israel. SHIELD II patient recruitment is expected to resume in the second quarter of 2023 with the enrollment of an estimated 550 additional patients. Total recruitment time into the study is anticipated to be approximately 12 months and top-line results are expected mid-2024. Unblinded interim analysis is planned to be conducted once approximately 400 patients complete their 30-day follow-up.

Similar to the Type D meeting with FDA in the United States, we are currently preparing for expected near-term interactions with the EMA regarding D-PLEX100, which are anticipated during the second quarter of 2023. Previously we have received confirmation from the EMA, that D-PLEX100 is eligible for submission of a Marketing Authorization Application in the European Union under the EMA’s centralized procedure. The centralized process eligibility is granted to D-PLEX100 under the Therapeutic Innovation criteria which underscores that D-PLEX100 potentially provides a new alternative to patients in preventing post abdominal SSIs.

In addition to our lead program D-PLEX100, our pipeline includes an early-stage Oncology program, OncoPLEX, our lead intra-tumoral cancer therapy drug candidate. OncoPLEX utilizes our PLEX technology to provide controlled local exposure to docetaxel, one of the most widely used chemotherapy agents, directly at the tumor site for several weeks to potentially reduce local tumor reoccurrence, the potential spreading of cancer cells, and ultimately improve the overall survival rate of cancer patients. Local delivery of drugs directly into the tumor site, especially in difficult to access tumors such as in the brain, may significantly improve the clinical outcome. The OncoPLEX intra-tumoral cancer therapy program has been evaluated successfully in various animal tumor models, including colon carcinoma and glioblastoma. We are working to finalize CMC (Chemistry, Manufacturing and Controls) processes for OncoPLEX as we continue our efforts to begin clinical development.

We intend to expand research collaborations with biopharmaceutical companies leveraging our PLEX technology. SHIELD I pharmacokinetic data validated the PLEX technology platform in a large clinical trial, providing local and controlled release of drug molecules directly at the disease target organ over a pre-determined period of time. PLEX can be paired with a wide variety of marketed drugs or product candidates, including small molecules, peptides, antibodies and nucleic acid-based drugs. Pairing biopharmaceutical companies’ approved drugs or product candidates with PLEX has the potential to overcome limitations in terms of efficacy or safety due to their systemic delivery and potentially extend the drug’s clinical benefit and lifecycle before and after patent expiration. We intend to further engage in discussions with leading biopharmaceutical companies regarding licensing our PLEX technology for potential application in various therapeutic areas, including oncology. As of the date of this prospectus supplement, our patent portfolio includes 146 granted patents, 5 allowed patent applications, 10 pending applications and a PCT application.

We continue to invest in our state-of-the-art, sterile manufacturing facility that is Current Good Manufacturing Practices, or cGMP, certified by Israel’s Ministry of Health, and inspected by a European Union-qualified person enabling cGMP manufacturing of D-PLEX100 for SHIELD II. We have recently successfully completed the expansion of our manufacturing capabilities and are currently in the final stage of commercial process validation. We intend to use this manufacturing capacity as the basis to build a fully integrated biopharmaceutical company, supported by our in-house research and development and regulatory team and our anticipated commercial infrastructure.

Company Updates

On December 6, 2022, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with the Minimum Bid Price Requirement because the closing bid price of our Ordinary Shares was below $1.00 per Ordinary Share for the previous 30 consecutive business days. We were granted 180 calendar days, or until June 5, 2023, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by June 5, 2023, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to The Nasdaq Stock Market LLC of our intent to regain compliance with such requirement during such second compliance period.

We monitor, and intend to continue monitoring, the closing bid price of our Ordinary Shares and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement, including initiating a reverse stock split. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

Material Agreements

On April 5, 2022, we entered into a secured line of credit agreement, or the Credit Line, for up to $15 million with Kreos Capital VI (Expert Fund) LP, or Kreos. The Credit Line is comprised of three tranches in the amount of $10 million, $2.5 million and $2.5 million, respectively, in which the first tranche in the amount of $10 million, or the First Tranche, and the second tranche in the amount of $2.5 million, or the Second Tranche, were drawn on April 26, 2022 and July 19, 2022, respectively. In addition, in accordance with the Credit Line agreement, the Company will issue to Kreos warrants to purchase Ordinary Shares equal to 8% of the amount of each tranche, when and if borrowed, with an exercise price of $5.14 per share. The expiration date for each warrant issued will be seven years from the agreement date. Accordingly, as a result of the First Tranche and Second Tranche borrowings, we issued to Kreos a warrant in the total amount of $1 million. The total number of shares issuable upon exercise is equal to the total amount divided by the exercise price. The Credit Line is denominated in U.S. dollars and bears interest at an annual rate equal to 9.25%. The third and final tranche of $2.5 million will never be drawn since the third tranche milestone has not been met. The loan is prepayable in full, at any time at our option. The loan is secured by our owned equipment, intellectual property and all shares we hold in PolyPid Inc. and PolyPid Pharma SRL, and we paid a customary fee to Kreos for the establishment of the loan. Additionally, PolyPid Inc. entered into a guaranty agreement with Kreos, all as security for monies borrowed by us under the Credit Line. On March 29, 2023, we entered into an amendment to the Credit Line. Pursuant to this amendment, 70% of the remaining principal and interest repayments will be delayed and repaid on a monthly equal basis from August 2024 to May 2026. The amended secured loan now bears interest at a rate of 10.00%, and we will pay a restructuring fee to Kreos consisting of 1.00% on close of the amendment and an incremental 3.00% at maturity. In return for this additional deferral of repayment, Kreos has the right to receive a potential claw back payment on account of the then outstanding principal amount. This claw back mechanism will be triggered by additional incoming funds from future partnership agreement or additional financing. If triggered, the minimum claw back to be paid is $1.5 million but will not exceed $3 million. Further, the outstanding warrants Kreos received were repriced to have an exercise price of $0.42 per share.

On August 2, 2022, we entered into a License, Distribution and Supply Agreement with Mercury Pharma Group Limited, under the trade name Advanz Pharma Holdings, or Advanz, pursuant to which we granted Advanz the exclusive right to market, advertise, promote, distribute, offer for sale, sell and import our product D-PLEX100 for the prevention of (i) post abdominal surgery incisional infection and/or (ii) post cardiac surgery sternal infection, in the European Economic Area and the United Kingdom. The term of the license is until the later of December 31, 2035, or 10 years after the first commercial sale of the D-PLEX100. The license is also terminable by either party under certain limited circumstances. Under the terms of the agreement, we received an upfront payment immediately upon signing and are entitled to additional development-related milestones for a total of up to €23 million (approximately $23.5 million) as follows: upfront payment of €2.5 million (approximately $2.6 million), up to €12.25 million (approximately $12.5 million) contingent upon positive top-line results of the Company’s SHIELD I Phase 3 study and additional development-related milestones of up to €8.25 million (approximately $8.4 million). Upon commercialization, we will receive up to €87 million (approximately $89 million) in sales-related milestones. In addition, we will also supply D-PLEX100 to Advanz for a transfer price and will be entitled to royalties on net sales in double-digit percentages of up to mid-twenties.

Preliminary Financial Results as of and for the year ended December 31, 2022

Our audited consolidated financial statements as of and for the year ended December 31, 2022 are not yet available. Accordingly, the information presented below reflects our preliminary financial data subject to the completion of our financial closing procedures and any adjustments that may result from the completion of such procedures. As a result, this preliminary financial data may differ from the actual results that will be reflected in our results of operations and financial position as of and for the year ended December 31, 2022 when they are completed and publicly disclosed. This preliminary financial data may change. Accordingly, you should not place undue reliance upon these preliminary estimates. Please see “Cautionary Note Regarding Forward-Looking Statements.”

Our expectations with respect to our unaudited financial data for the period discussed below are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm, Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data. Accordingly, Kost Forer Gabbay & Kasierer does not express an opinion or any other form of assurance with respect thereto. We believe that the following information about our estimated cash and cash equivalents and deposits is helpful to an investor’s understanding of our operating performance.

Our estimated cash and cash equivalents and deposits as of December 31, 2022, are approximately $12.6 million.

Company Information

Our principal executive offices are located at 18 Hasivim Street, Petach Tikva 4959376, Israel. Our telephone number in Israel is +972 (74) 719-5700. PolyPid Inc. is our agent in the United States, and its address is 372 Franklin Ave., P.O. Box 558, Nutley, NJ 07110. Our website address is www.polypid.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

THE OFFERING

Ordinary Shares offered by us	14,660,000 shares.

Ordinary Shares to be outstanding immediately after this offering	34,315,608 Ordinary Shares (or 36,514,608 Ordinary Shares if the underwriter exercises its option to purchase additional Ordinary Shares in full).

Over-allotment option	We have granted a 30-day option to the underwriter to purchase up to an aggregate of 2,199,000 additional Ordinary Shares at the public offering price, less the underwriting discount.

Offering price	$ 0.42 per share.

Concurrent private placement	In the Concurrent Private Placement, we are selling to certain of our existing shareholders the Private Warrants. The Private Warrants will be exercisable immediately upon issuance and have an exercise price of $0.0001. The Private Warrants and the Ordinary Shares issuable upon the exercise of the Private Warrants are being offered in a private placement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation S promulgated thereunder, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus. The exercise of the Private Warrants will be subject to the increase of our authorized share capital. We will ask our shareholders to approve the increase of our authorized share capital at our 2023 annual shareholders meeting.

Use of proceeds

We intend to use the net proceeds from the sale of the Ordinary Shares in this offering, together with the proceeds from the Concurrent Private Placement, to fund ongoing clinical activities and development of D-PLEX100, working capital and for other general corporate purposes. See “Use of Proceeds” on page S-14 of this prospectus supplement for a more complete description of the intended use of proceeds from this offering.

Risk factors	Investing in our Ordinary Shares involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, and under similar headings in documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Nasdaq symbol	Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “PYPD.”

Unless otherwise stated, all information in this prospectus is based on 19,655,608 Ordinary Shares issued and outstanding as of September 30, 2022, and excludes:

●	4,125,588 Ordinary Shares issuable upon the exercise of options outstanding under our Amended and Restated 2012 Share Option Plan, as amended, or the 2012 Plan, at a weighted average exercise price of $6.00 per share, of which 2,425,130 were vested as of September 30, 2022;[1]

●	417,774 Ordinary Shares reserved for issuance and available for future grant under our 2012 Plan;

●	413,263 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at a weighted average exercise price of $10.86[2] per Ordinary Share; and

●	10,357,139 Ordinary Shares issuable upon the exercise of the Private Warrants, at an exercise price of $0.0001 per Ordinary Share.

[1]	The weighted average exercise price above does not give effect to the repricing of options, which took effect during the first quarter of 2023.
[2]	The weighted average exercise price above does not give effect to the repricing of 194,742 Kreos warrants, which took effect on March 29, 2023.

RISK FACTORS

Investment in our Ordinary Shares involves risks. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risk factors discussed below and those contained in the section entitled “Item 3. Key Information - D. Risk Factors” contained in our most recent Annual Report on Form 20-F as well as any amendment or update to our risk factors reflected in our subsequent filings with the SEC. If any of the risks or uncertainties described in our SEC filings actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected. This could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to the Discovery, Development and Clinical Testing of Product Candidates

Our headquarters and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our executive offices, research and development laboratories and manufacturing facility are located in Petach Tikva, Israel. In addition, the majority of our key employees, officers and directors are residents of Israel. If these or any future facilities in Israel were to be damaged, destroyed or otherwise unable to operate, whether due to war, acts of hostility, earthquakes, fire, floods, hurricanes, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages or otherwise, or if performance of our research and development is disrupted for any other reason, such an event could delay our clinical trials or, if our product candidates are approved and we choose to manufacture all or any part of them internally, jeopardize our ability to manufacture our products as promptly as our prospective customers will likely expect, or possibly at all. If we experience delays in achieving our development objectives, or if we are unable to manufacture an approved product within a timeframe that meets our prospective customers’ expectations, our business, prospects, financial results and reputation could be harmed.

Political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries. In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. Any hostilities involving Israel, terrorist activities, political instability or violence in the region or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our operations and results of operations and the market price of our Ordinary Shares.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Further, our operations could be disrupted by the obligations of our employees to perform military service. As of the date of this prospectus supplement, we had 58 full-time employees based in Israel. Of these employees, some may be military reservists, and may be called upon to perform military reserve duty of up to 36 days per year (and in some cases more) until they reach the age of 40 (and in some cases, up to the age of 45 or older). Additionally, they may be called to active duty at any time under emergency circumstances. In response to increased tension and hostilities in the region, there were, at times, call-ups of military reservists, and it is possible that there will be additional call-ups in the future. Our operations could be disrupted by the absence of these employees due to military service. Such disruption could occur and, therefore, harm our business and operating results.

Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system, which has sparked extensive political debate. In response to the foregoing developments, a series of civil unrests and demonstrations throughout Israel took place. Additionally, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

The outcome of our planned unblinded interim analysis in our SHIELD II trial may require that we enroll more patients than would have been the case without an interim analysis, in which case we will need to spend additional time, effort and financial resources on the SHIELD II trial which may not ultimately be successful or support regulatory approval of D-PLEX100.

SHIELD II patient recruitment is expected to resume in the second quarter of 2023 with the enrollment of an estimated 550 additional patients. Recruitment time into the study, once it resumes, is anticipated to be approximately 12 months and top-line results are expected in mid-2024. Unblinded interim analysis is planned to be conducted once approximately 400 patients complete their 30-day follow-up. The anticipated interim analysis will allow for an early trial stopping due to efficacy or futility, or sample size reassessment. This interim analysis may not result in positive findings for the prevention of open abdominal SSIs sufficient to support submission of an NDA for D-PLEX100, in which case we may need to significantly increase enrollment in the trial to improve its statistical power. Any increase in enrollment in the trial would cost us significantly more and cause us to delay any final analysis to determine whether or not the trial was successful to support an NDA submission. Increasing the size of the SHIELD II trial because of the interim analysis may result in pursuing further development of D-PLEX100 for an indication in which it may ultimately be unsuccessful.

Our decision to implement an interim analysis for the SHIELD II trial may lead to an erroneous decision to stop the trial early or continue the trial with the expenditure of time, effort and financial resources to a conclusion that may ultimately be unsuccessful.

The results of earlier studies and trials may not be predictive of future trial results, and our clinical trials may fail to adequately demonstrate the safety and efficacy of our product candidates.

Results from preclinical studies or early-stage clinical trials are not necessarily predictive of future clinical trial results. Preclinical tests and Phase 1 and Phase 2 clinical trials are primarily designed to test safety, to study pharmacokinetics and pharmacodynamics and to understand the side effects of product candidates at various doses and schedules. Success in preclinical or animal studies and early clinical trials does not ensure that later, large-scale efficacy trials will be successful nor does it predict final results. Our product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies or after having successfully advanced through initial clinical trials. This failure might cause us to abandon further development of D-PLEX100 for the prevention of SSIs, which is currently our most advanced product candidate. Further, data obtained from the SHIELD I pivotal clinical trial are not necessarily predictive of future results from the ongoing SHIELD II pivotal trial, and are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. For example, even if the SHIELD II protocol is now focusing on patients undergoing surgeries with incisions greater than 20 cm based on positive results observed in the SHIELD I pre-specified subgroup ITT analysis of a total of 423 subjects with large incisions (>20 centimeters), there is significant risk that we will fail to reproduce the same results of achieve favorable results in SHIELD II at all and receive regulatory approval. Further, data obtained from pivotal clinical studies are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval.

There is a high failure rate for product candidates proceeding through clinical trials. Many companies in the pharmaceutical industry have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including due to changes in regulatory policy during the period of our product candidate development. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Frequently, product candidates that have shown promising results in early clinical trials have subsequently suffered significant setbacks in later clinical trials. Additionally, even if we are able to complete clinical trials, the results may not be sufficient to obtain regulatory approval for our product candidates.

Eligibility by EMA for submission of an MAA in the EU under the centralized procedure may not eventually lead to an approval for submission of an MAA under the centralized procedure nor a faster regulatory review or approval process.

In September 2022, we received confirmation from the EMA that D-PLEX100 is eligible for submission of an application for an EU Marketing Authorization (centralized Procedure) under Article 3(2)b – Therapeutic innovation (EC) No 726/2004. The centralized process eligibility is granted to D-PLEX100 under the Therapeutic Innovation criteria which underscores that D-PLEX100 potentially provides a new alternative to patients in preventing post abdominal SSIs.

However, the receipt of a confirmation from the EMA that D-PLEX100 is eligible for submission of an MAA in the EU under the EMA’s centralized procedure may not eventually result in an approval by the EMA that D-PLEX100 is eligible for submission of a MAA in the EU under the EMA’s centralized procedure nor result in a faster review or approval compared to product candidates considered for approval under conventional EMA national procedures and it would not assure ultimate approval by the FDA. In addition, even if D-PLEX100 is eligible for submission of an MAA in the under the EMA’s centralized procedure, the EMA may later decide that the product candidate no longer meets the conditions for qualification.

Risks Related to Our Intellectual Property

Kreos Capital VI (Expert Fund) LP may seize our owned equipment, intellectual property and all shares we hold in PolyPid Inc. and PolyPid Pharma SRL if we fail to repay a loan.

On April 5, 2022, we entered into the Credit Line for up to $15 million with Kreos. For more information, see “Prospectus Supplement Summary — Recent Developments — Material Agreements.” Under the Credit Line, we granted Kreos a first priority fixed charge over all of our owned equipment and intellectual property, including without limitation, copyrights, patents, trademarks and trade names, as well as all shares we hold in PolyPid Inc. and PolyPid Pharma SRL. This means that our owned equipment, intellectual property assets and our ownership of the shares of PolyPid Inc. and PolyPid Pharma SRL are used as collateral for the loan. Additionally, PolyPid Inc. entered into a guaranty agreement with Kreos, all as security for monies borrowed by us under the Credit Line. Kreos may seize our owned equipment, intellectual property all shares we hold in PolyPid Inc. and PolyPid Pharma SRL if we fail to repay the loan, which could materially and adversely effect our operations.

Risks Related to this Offering

You may experience dilution in the book value per share of the Ordinary Shares you purchase in the offering.

As of the consummation of this offering and the Concurrent Private Placement, there will be (i) options to purchase 3,388,008 Ordinary Shares issued and outstanding with an average exercise price of $2.96 per share, out of which options to purchase 2,096,813 Ordinary Shares were vested as of that date, with an average exercise price of $3.86 per share; (ii) 413,263 Ordinary Shares issuable upon exercise of outstanding warrants exercisable at a weighted average exercise price per share of $8.63; and (iii) 10,357,139 Ordinary Shares issuable upon exercise of outstanding Private Warrants exercisable at an exercise price per share of $0.0001. To the extent that additional Ordinary Shares are issued upon exercise of these outstanding options or warrants to purchase additional Ordinary Shares, you may incur dilution.

Future sales or other issuances of our Ordinary Shares could depress the market for our Ordinary Shares.

Sales of a substantial number of Ordinary Shares, or the perception by the market that those sales could occur, could cause the market price of our Ordinary Shares to decline or could make it more difficult for us to raise funds through the sale of equity in the future.

In connection with this offering, we, our directors and executive officers have entered into lock-up agreements for a period of 90 days following this offering, subject to customary exceptions. We and our directors and executive officers may be released from lock-up prior to the expiration of the lock-up period at the sole discretion of Newbridge. See “Underwriting” beginning on page S-17 of this prospectus supplement. Upon expiration or earlier release of the lock-up, we and our directors and executive officers may sell shares into the market, which could adversely affect the market price of our Ordinary Shares.

Future issuances of Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares could further depress the market for our Ordinary Shares, may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares. We expect to continue to incur research and development and general and administrative expenses and, to satisfy our funding requirements, we will need to sell additional equity securities, which may include sales of significant amounts of Ordinary Shares, which may be subject to registration rights and warrants with anti-dilutive protective provisions. The sale or the proposed sale of substantial amounts of our Ordinary Shares or other equity securities in the public markets or in private transactions may adversely affect the market price of our Ordinary Shares and our share price may decline substantially.

Raising additional capital may cause dilution to our existing shareholders and may adversely affect the rights of existing shareholders.

We may need to raise additional capital through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity (such as this offering and the Concurrent Private Placement) or otherwise, including through convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Future sales of our Ordinary Shares or of securities convertible into our Ordinary Shares, or the perception that such sales may occur, could cause immediate dilution and adversely affect the market price of our Ordinary Shares.

Our principal shareholders, officers and directors currently beneficially own approximately  19.8% of our Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of the date of this prospectus, and before giving effect to this offering and the Concurrent Private Placement, our principal shareholders, officers and directors beneficially own approximately  19.8% of our Ordinary Shares. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always align with our interests or the interests of other shareholders.

Participation in this offering by our affiliates would reduce the available public float of our Ordinary Shares.

Certain of our existing shareholders have indicated an interest in purchasing Ordinary Shares in this offering and/or in the Concurrent Private Placement at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter could determine to sell more, fewer or no Ordinary Shares to any of these potential purchasers, and any of these potential purchasers could determine to purchase more, fewer or no Ordinary Shares in this offering. Moreover, no guarantee will be or has been given by us or the underwriter as to the final allocation to any of the aforementioned shareholders or other persons, that any allocation will be made to them, or as to the size of any such allocation. To the extent any of these shareholders and their affiliated entities participate in this offering, such purchases would reduce the non-affiliate public float for our Ordinary Shares, meaning the number of Ordinary Shares that are not held by officers, directors and controlling shareholders. A reduction in the public float could reduce the number of Ordinary Shares that are available to be traded at any given time, thereby adversely impacting the liquidity of our Ordinary Shares and depressing the price at which you may be able to sell Ordinary Shares purchased in this offering.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the allocation of the net proceeds of this offering and the Concurrent Private Placement and could use them for purposes other than those contemplated at the time of this offering and as described in the section titled “Use of Proceeds.” Our management could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Ordinary Shares.

If we are unable to comply with Nasdaq minimum bid requirement, our Ordinary Shares could be delisted from Nasdaq, and as a result we and our shareholders could incur material adverse consequences, including a negative impact on our liquidity, our shareholders’ ability to sell shares and our ability to raise capital.

On December 6, 2022, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with the minimum bid price requirement because the closing bid price of our Ordinary Shares was below $1.00 per Ordinary Share for the previous 30 consecutive business days. We were granted 180 calendar days, or until June 5, 2023, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by June 5, 2023, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the minimum bid price requirement, and will need to provide written notice to The Nasdaq Stock Market LLC of our intent to regain compliance with such requirement during such second compliance period.

We monitor and intend to continue to monitor the closing bid price of our Ordinary Shares and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement, including initiating a reverse stock split. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

There can be no assurances that we will be able to regain compliance with the minimum bid price requirement or if we do later regain compliance with the minimum bid price requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our Ordinary Shares will be delisted from Nasdaq.

In the event that our Ordinary Shares are delisted from Nasdaq, as a result of our failure to comply with the minimum bid price requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and is not eligible for listing on another exchange, trading in our Ordinary Shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Ordinary Shares, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Ordinary Shares to decline further. Additionally, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. In addition, the Israeli Companies Law, 5759-1999, or the Companies Law, imposes restrictions on our ability to declare and pay dividends. See “Dividend Policy.”

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the Ordinary Shares offered by us in this offering and the Concurrent Private Placement will be approximately $5.6 million, after deducting the underwriting discounts and commissions and our estimated offering expenses. If the underwriter’s option to purchase additional Ordinary Shares in this offering is exercised in full, we estimate that our net proceeds from this offering will be approximately $6.4 million, after deducting estimated underwriting discounts and commissions and our estimated offering expenses. We estimate that we will receive net proceeds in the Concurrent Private Placement of approximately $4 million, after deducting placement agent fees and our estimated offering expenses.

We currently expect to use the net proceeds from this offering and the Concurrent Private Placement to fund ongoing clinical activities and development of D-PLEX100, working capital and other general corporate purposes, including the following:

●	approximately $7.5 million to advance our SHIELD II study; and

●	the remainder for working capital and general corporate purposes including business development.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the pace of enrollment of patients in SHIELD II study, the development of our products and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the timing and progress of our clinical trials, timing, scope, progress and results of our research and development efforts, regulatory and competitive environment and other factors that management believes are appropriate.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted immediately to the extent of the difference between the public offering price per Ordinary Share you will pay in this offering and the pro forma net tangible book value per Ordinary Share after this offering. As of September 30, 2022, we had a net tangible book value of $11.5 million, corresponding to a net tangible book value of $0.59 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 19,655,608, the total number of Ordinary Shares issued and outstanding on September 30, 2022.

After giving effect to the sale of the Ordinary Shares offered by us in this offering at the public offering price of $0.42 per Ordinary Share, assuming no exercise of the underwriter’s option to purchase additional Ordinary Shares, and after deducting the estimated underwriting discounts and commissions and management fees and estimated offering expenses payable by us, our pro forma net tangible book value estimated at September 30, 2022 would have been approximately $17.1  million, representing $0.50  per Ordinary Share. This represents an immediate decrease in historical net tangible book value of $0.09 per Ordinary Share to existing shareholders. There is no dilution in the net tangible book value to purchasers of Ordinary Shares in this offering. Dilution for this purpose represents the difference between the price per Ordinary Share paid by these purchasers and pro forma net tangible book value per Ordinary Share immediately after the completion of this offering.

The following table illustrates this dilution on a per Ordinary Share basis to purchasers of Ordinary Shares in this offering (the table below does not give effect to dilution from the Concurrent Private Placement):

Public offering price per Ordinary Share	$0.42
Net tangible book value per Ordinary Share as of September 30, 2022	$0.59
Decrease in pro forma net tangible book value per Ordinary Share attributable to this offering	$0.09
Pro forma net tangible book value per Ordinary Share after this offering	$0.50

If the underwriter exercises its option to purchase additional Ordinary Shares in full in this offering, the number of Ordinary Shares held by new investors will increase to 36,524,608  or 46% of the total number of Ordinary Shares issued and outstanding after this offering and the percentage of Ordinary Shares held by existing shareholders will decrease to 54% of the total Ordinary Shares issued and outstanding.

The number of Ordinary Shares purchased from us by existing shareholders is based on 19,665,608 Ordinary Shares issued and outstanding as of September 30, 2022, and excludes:

●	4,125,588 Ordinary Shares issuable upon the exercise of options outstanding under our 2012 Plan, at a weighted average exercise price of $6.00 per share, of which 2,425,130 were vested as of September 30, 2022[3];

●	417,774 Ordinary Shares reserved for issuance and available for future grant under our 2012 Plan;

●	413,263 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at a weighted average exercise price of $10.86 per Ordinary Share[4]; and

●	10,357,139 Ordinary Shares issuable upon the exercise of the Private Warrants, at an exercise price of $0.0001 per Ordinary Share.

To the extent that outstanding options or warrants are exercised or we issue additional Ordinary Shares under our equity incentive plans, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares.

[3]	The weighted average exercise price above does not give effect to the repricing of options, which took effect during the first quarter of 2023.
[4]	The weighted average exercise price above does not give effect to the repricing of 194,742 Kreos warrants, which took effect on March 29, 2023.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2022:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the sale of 14,660,000 Ordinary Shares in this offering at the public offering price of $0.42 per Ordinary Share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale of the Ordinary Shares had occurred on September 30, 2022.

You should read this table in conjunction with our audited financial statements and notes thereto included in our Annual Report on Form 20-F for our fiscal year ended December 31, 2021 filed with the SEC on February 28, 2022, and our unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2022, included in our press release dated November 9, 2022, which is attached to our Form 6-K furnished with the SEC on such date, which are incorporated by reference herein.

	As of September 30, 2022
U.S. dollars in thousands (Unaudited)	Actual	As Adjusted
Cash and cash equivalents	$16,108	$21,684
Short term deposits	2,003	2,003
Shareholders’ equity:	-	-
Ordinary shares, no par value; Authorized 47,800,000 shares; Issued and outstanding: 19,655,608 and 34,315,608 shares as of September 30, 2022 and As Adjusted, respectively	-
Additional paid-in capital	219,380	224,956
Accumulated deficit	(207,877)	(207,877)
Total equity	11,503	17,079
Total capitalization	$11,503	17,079

UNDERWRITING

Newbridge Securities Corporation is acting as sole underwriter of this offering. We have entered into an underwriting agreement with Newbridge Securities Corporation, dated March 29, 2023, with respect to the Ordinary Shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, the number of Ordinary Shares set forth opposite its name in the table below:

Underwriter	Number of Ordinary Shares
Newbridge Securities Corporation	14,660,000

The underwriter is committed to purchase all the Ordinary Shares offered by us other than those covered by the option to purchase additional Ordinary Shares described below. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

Discounts and Commissions

The underwriter has advised us that it proposes to offer the Ordinary Shares at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of  $0.01764  per share. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Ordinary Shares are offered by the underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the public offering price, underwriting discount and commissions and proceeds, before expenses to us.

		Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$0.4200	$6,157,200	$7,080,780
Underwriting discount	$0.0294	$431,004	$495,655
Proceeds, before expenses, to us	$0.3906	$5,726,196	$6,585,125

We have agreed to reimburse the underwriter for accountable expenses not to exceed $75,000. We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriter’s out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $150,000.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter or other indemnified parties may be required to make in respect of any such liabilities.

Over-allotment Option

We have granted to the underwriter an option exercisable not later than 30 days after the date of this prospectus to purchase up to an additional 2,199,000 Ordinary Shares at the public offering price per share set forth on the cover page hereto less the underwriting discounts and commissions. The underwriter may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional Ordinary Shares are purchased pursuant to the over-allotment option, the underwriter will offer these shares on the same terms as those on which the other Ordinary Shares are being offered.

Stabilization

Until the distribution of Ordinary Shares is complete, SEC rules may limit the ability of the underwriter to bid for and purchase our Ordinary Shares. As an exception to these rules, underwriters are permitted to engage in certain transactions which stabilize the price of the Ordinary Shares, which may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of Ordinary Shares in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional Ordinary Shares from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional Ordinary Shares or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out the covered short position, the underwriter will consider, among other things, the price of Ordinary Shares available for purchase in the open market as compared to the share price at which they may purchase through its option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriter are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the Ordinary Shares made by the underwriter in the open market prior to the completion of the offering.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on our Ordinary Shares. Any of these activities may have the effect of preventing or retarding a decline in the market price of our Ordinary Shares. They may also cause the price of the Ordinary Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. If the underwriter commences any of these transactions, it may discontinue them at any time without notice.

We expect that delivery of the shares will be made to investors on or about March 31, 2023 (such settlement being referred to as “T+2”).

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their clients and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Lock-Up Agreements

We and our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any Ordinary Shares or securities convertible into, or exchangeable or exercisable for, Ordinary Shares during a period ending 90 days after the date of this prospectus supplement, without first obtaining the written consent of the underwriter. Specifically, these individuals have agreed, in part, not to:

●	offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, of any Ordinary Shares or securities convertible, exchangeable or exercisable into, Ordinary Shares;

●	establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to Ordinary Shares or securities convertible, exchangeable or exercisable into, Ordinary Shares; or

●	make any demand for or exercise any right or cause to be filed a registration, including any amendments thereto, with respect to the registration of any Ordinary Shares or any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares; or

●	publicly disclose the intention to do any of the foregoing.

Notwithstanding these limitations, these Ordinary Shares may be transferred under limited customary circumstances, including, without limitation, by gift, will or intestate succession.

Additionally, notwithstanding these limitations, we will be permitted to issue Ordinary Shares through our existing “at-the-market” program with Cantor Fitzgerald & Co., as agent, commencing thirty (30) calendar days after the closing of the offering.

Listing

Our Ordinary Shares are listed on the Nasdaq Global Market under the trading symbol “PYPD.”

Electronic Prospectus

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriter’s or its affiliates’ websites and any information contained in any other website maintained by the underwriter or any affiliate of the underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Certain Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses.

Private Placement

Newbridge Securities Corporation is also acting as financial advisor to the Company in connection with the Concurrent Private Placement. Newbridge Securities Corporation will receive a cash fee equal to seven percent (7%) of the funds raised by us in the Concurrent Private Placement.

Offer Restrictions Outside the United States

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriters have undertaken that they will not, directly or indirectly, offer or sell any securities offered hereby or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of their knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by them will be made on the same terms.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA, as received in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated in this prospectus supplement by reference to our Annual Report on Form 20-F have been so included in reliance upon the report of Kost, Forer, Gabbay & Kasierer, Certified Public Accountants (Israel), an independent registered public accounting firm and a member firm of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at http://www.polypid.com. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and information we file later with the SEC will automatically update and supersede this information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022;

●	Our Reports of Foreign Private Issuer on Form 6-K submitted on March 2, 2022 (with respect to the first and third paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); March 28, 2022; April 6, 2022 (with respect to the first paragraph and the sections titled “About the Loan Facility” and “Forward-looking Statements” in the press release attached as Exhibit 99.1 and the Agreement for the Provision of a Loan Facility of up to $15,000,000, dated April 5, 2022, by and between Kreos Capital VI (Expert Fund) LP and PolyPid Ltd., attached as Exhibit 10.1 to the Form 6-K); May 3, 2022; May 11, 2022 (with respect to the first paragraph, the bullet points under the section titled “Recent Corporate Highlights,” the sections titled “Financial results for three months ended March 31, 2022,” “Balance Sheet Highlights,” and “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); May 23, 2022 (with respect to the first three paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); May 31, 2022 (with respect to the first paragraph and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); July 5, 2022 (with respect to the first, third and fifth paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); August 3, 2022 (with respect to the paragraphs in the Form 6-K and not Exhibit 99.1); August 8, 2022; August 10, 2022 (with respect to the bullet points under the section titled “Recent Corporate Highlights,” the sections titled “Financial results for the three months ended June 30, 2022,” “Financial results for the six months ended June 30, 2022,” “Balance Sheet Highlights,” and “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); August 10, 2022; August 10, 2022; September 2, 2022 (with respect to the first through fourth, seventh and eighth paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); September 28, 2022 (with respect to the first and second paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); October 20, 2022 (with respect to the first paragraph and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); November 9, 2022 (with respect to the bullet points under the section titled “Recent Corporate Highlights,” the sections titled “Financial results for the three months ended September 30, 2022,” “Financial results for the nine months ended September 30, 2022,” “Balance Sheet Highlights,” and “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); December 9, 2022; December 12, 2022 (with respect to the first and third paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); January 3, 2023 (with respect to the first three paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); January 24, 2023 (with respect to the first two paragraphs and the section titled “Forward-looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K); February 8, 2023 (with respect to the bullet points under the section titled “Recent Corporate Highlights,” the sections titled “Financial results for three months ended December 31, 2022,” “Financial results for the full year ended December 31, 2022,” “Balance Sheet Highlights,” and “Forward-looking Statements,” and the GAAP financial statements in the press release attached as Exhibit 99.1 to the Form 6-K); February 21, 2023; and March 10, 2023; and

●	the description of the Company’s Ordinary Shares in Exhibit 2.2 to our Annual Report on Form 20-F for the year ended December 31, 2021, and including any further amendment or report filed which updates such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and accompanying prospectus. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus supplement and accompanying prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: PolyPid Ltd., 18 Hasivim Street, Petach Tikva 4959376, Israel. Attention: Senior Vice President of Finance, telephone number: +972 (74) 719-5700.

Prospectus

$200,000,000

Ordinary Shares

We may offer and sell from time to time in one or more offerings up to a total amount of $200,000,000 of our ordinary shares, or the Ordinary Shares, no par value. Each time we sell Ordinary Shares pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in the Ordinary Shares.

The Ordinary Shares are traded on the Nasdaq Global Market under the symbol “PYPD.”

Investing in the Ordinary Shares involves a high degree of risk. Risks associated with an investment in the Ordinary Shares will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, or the SEC, as described in “Risk Factors” on page S-2.

The Ordinary Shares may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of the Ordinary Shares with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of the Ordinary Shares and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 9, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $200,000,000 of the Ordinary Shares in one or more offerings. We sometimes refer to the Ordinary Shares as the “securities” throughout this prospectus.

Each time we sell Ordinary Shares, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement, the documents incorporated by reference into this prospectus and any related free writing prospectus together with additional information described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference” before buying the Ordinary Shares being offered.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or the Ordinary Shares, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. Neither we, nor any agent, underwriter or dealer has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, references to the terms “PolyPid,” “the Company,” “we,” “us,” “our” and similar terms, refer to PolyPid Ltd., unless we state or the context implies otherwise. References to “Ordinary Shares” mean our Ordinary Shares, no par value.

ii

ABOUT POLYPID LTD.

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

We are a Phase 3 biopharmaceutical company focused on developing targeted, locally administered and prolonged-release therapeutics using our proprietary Polymer-Lipid Encapsulation matriX, or PLEX, technology. Our product candidates are designed to address diseases with high unmet medical needs by pairing our PLEX technology with drugs already approved by the U.S. Food and Drug Administration, or FDA, or innovative drug candidates to achieve a novel therapeutic effect. Our PLEX technology is designed to deliver drugs directly to targeted treated sites in the body at predetermined release rates and predetermined durations ranging from several days to several months. We believe that our product candidates and PLEX technology have the potential to significantly shift the management of a variety of medical conditions, including surgical site infections, or SSIs, and cancer. Our lead product candidate, D-PLEX100, is in a potentially pivotal Phase 3 clinical program for the prevention of abdominal (soft issue) SSIs. We believe that D-PLEX100, if approved, would be a significant improvement over the current standard of care, which includes systemic administration of antibiotics.

We initiated two Phase 3 trials of D-PLEX100, which we refer to as SHIELD I and SHIELD II, for the prevention of abdominal (soft tissue) SSIs in the third and fourth quarters of 2020, respectively. In May 2021, we received feedback from the FDA in a Type B meeting that was requested following PolyPid’s receipt of Breakthrough Therapy Designation. The FDA indicated that a single pivotal Phase 3 study may be sufficient for the approval of a D-PLEX100 New Drug Application, or NDA, for the prevention of SSIs in colorectal surgery. Following the enrolment of 500 patients that will complete their 30 days follow-up in SHIELD I, the study design provides for a blinded sample size re-estimation based on the primary endpoint of the study in order to determine final patient sample size within the 616 to 900 patients range. We expect to report topline results from SHIELD I at the end of 2021 assuming the study will be completed at the lower range of the sample size. In addition, we plan on resuming the recruitment of the SHIELD trial, a Phase 3 study for the prevention of sternum (bone tissue) SSIs, and will seek to broaden the D-PLEX100 indication to include open heart and other open sternum surgeries.

In addition to our lead program, D-PLEX100, our pipeline includes an early-stage Oncology program, OncoPLEX, an intra-tumoral cancer therapy drug candidate. OncoPLEX utilizes PolyPid’s PLEX technology in the intra-operative solid tumor resection setting to provide prolonged and controlled exposure to docetaxel within the tumor resected site, to prevent local tumor reoccurrence and the potential spreading of cancer cells into other tissues and organs to form metastasis. In a syngeneic mouse model for solid tumors of colon carcinoma using cancer cells resistant to docetaxel, a single local application of OncoPLEX at the intra-operative setting post tumor resection showed improved overall survival and significantly less tumor recurrence compared to the group treated with six subsequent cycles of systemic docetaxel treatment with 2-4 days gap between cycles. In addition, reduced systemic toxicity was demonstrated following the application of OncoPLEX compared to systemic docetaxel treatment. We intend to have a pre-investigational NDA meeting with the FDA by the end of 2021 and initiate Phase 1 clinical trials in 2022.

Company Information

Our principal executive offices are located at 18 Hasivim Street, Petach Tikva 4959376, Israel. Our telephone number in Israel is +972 (74) 719-5700. PolyPid Inc. is our agent in the United States, and its address is 47 Maple Street, Suite 302A, Summit, New Jersey 07901. Our website address is www.polypid.com. The information contained on our website or available through our website is not incorporated by reference into and should not be considered a part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under “Item 3. Key Information - D. Risk Factors,” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and any prospectus supplement may contain, and certain information incorporated by reference in this prospectus and any prospectus supplement may contain, “forward-looking statements”. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, statements relating to the research, development and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our dependence on enrollment of patients in our clinical trials in order to continue development of our product candidates;

●	our ability to raise capital through the issuance of securities;

●	our ability to advance the development our product candidates, including the anticipated starting and ending dates of our anticipated clinical trials;

●	our assessment of the potential of our product candidates to treat certain indications;

●	our ability to successfully receive approvals from the FDA, European Medicines Agency or other applicable regulatory bodies, including approval to conduct clinical trials, the scope of those trials and the prospects for regulatory approval of, or other regulatory action with respect to our product candidates, including the regulatory pathway to be designated to our product candidates;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate, including the impact of any changes in regulation and legislation that could affect the pharmaceutical industry as well as the behavior of hospitals and health insurance providers, which cover the cost of our product to the patients;

●	our ability to commercialize our existing product candidates and future sales of our existing product candidates or any other future potential product candidates;

●	our ability to meet our expectations regarding the commercial supply of our product candidates;

●	the overall global economic environment;

●	the impact of COVID-19 and resulting government actions on us;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;
●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation; and

●	those factors referred to in our most recent Annual Report on Form 20-F in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our Annual Report on Form 20-F generally, which is incorporated by reference into this prospectus.

Readers are urged to carefully review and consider the various disclosures made throughout this prospectus and any prospectus supplement, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

You should not put undue reliance on any forward-looking statements. Any forward-looking statements are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CAPITALIZATION

The following table sets forth our total liabilities and shareholders’ equity as of March 31, 2021, and December 31, 2020. The financial data in the following table is derived from our interim unaudited financial statements as of March 31, 2021, and our audited financial statements as of December 31, 2020, as applicable, and should be read in conjunction with such financial statements, which have been incorporated by reference in this prospectus.

(U.S. dollars, in thousands)	As of March 31, 2021 (Unaudited)	As of December 31, 2020 (Audited)
Cash and cash equivalents	$5,993	$4,319
Short term deposits	43,279	40,157
Long term deposits	12,100	22,120
Shareholders’ equity:
Ordinary shares, no par value; Authorized 47,800,000 shares; Issued and outstanding: 18,745,142 and 18,494,739 shares as of March 31, 2021(Unaudited), and December 31, 2020, respectively
Additional paid in capital	207,120	205,063
Accumulated deficit	(140,973)	(132,286)
Total equity	66,147	72,777
Total capitalization	$66,147	$72,777

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations, capital expenditures and business development. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

DESCRIPTION OF OUR ORDINARY SHARES

The following description of our share capital and provisions of our amended and restated articles of association are summaries and do not purport to be complete.

Ordinary Shares

As of July 1, 2021, our authorized share capital consisted of 47,800,000 of our Ordinary Shares, of which 18,756,570 Ordinary Shares were issued and outstanding. All of our outstanding Ordinary Shares have been validly issued, and are fully paid and non-assessable.

As of July 1, 2021, an additional 2,637,154 of our Ordinary Shares were issuable upon the exercise of outstanding options to purchase our Ordinary Shares. The exercise price of the options outstanding ranges between $0.22 and $11.04 per share.

Our registration number with the Israeli Registrar of Companies is 51-410592-3.

Purposes and Objects of the Company

Our purpose is set forth in Section 3 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors, or the Board, may exercise all powers that are not required under the Israeli Companies Law of 1999, or the Companies Law, or under our amended and restated articles of association, other than the powers which are to be exercised or taken by our shareholders.

Preemptive Rights

Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Voting Rights of Directors

Subject to the provisions of the Companies Law and our amended and restated articles of association, no director shall be disqualified by virtue of his or her office from holding any office or place of profit in our company or in any company in which our company shall be a shareholder or otherwise interested, or from contracting with our company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of our company in which any director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any director be liable to account to our company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board after the acquisition of his or her interest.

Rights of the Shares

Our Ordinary Shares confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attends the meeting and participates in the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our amended and restated articles of association, our directors are elected solely at an annual general meeting of our shareholders and serve on the Board until the next annual general meeting of our shareholders following his or her appointment, or until they cease to act as Board members pursuant to the provisions of our amended and restated articles of association or any applicable law. The Board may at any time and from time to time appoint any person as a director to fill a vacancy (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum number of eleven, as stated in our amended and restated articles of association). In the event of one or more such vacancies in the Board, the continuing directors may continue to act in every matter, provided, however, that if they number less than the minimum number of five, as provided in our amended and restated articles of association, they may only act in an emergency or to fill the office of director which has become vacant up to a number equal to the minimum number of five. The office of a director that was appointed by the Board to fill any vacancy shall only be for the remaining period of time during which the director whose service has ended was filled would have held office. We are not currently required to have external directors serving on Board, based on an exemption that we have elected to be governed by under the Companies Law regulations.

Annual and Special Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by the Board, which must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the Board, that will be in any event not more than the maximum period and not less than the minimum period permitted by the Companies Law. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of the Board’s powers by a general meeting if the Board’s is unable to exercise its powers and the exercise of any of its powers is required for our company’s proper management;

●	appointment or termination of our auditors;

●	appointment of directors (other than in the cases specified in our amended and restated articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

 Notices

The Companies Law requires that a notice of any annual or special general meeting be provide to shareholders at least 21 days prior to the meeting, and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereafter, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to such meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them in the aggregate at least one third of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned either (i) to the same day of the following week, at the same hour and in the same place (ii) to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting or (iii) to such day and at such time and place as the chairperson of the general meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). If no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. These documents are publicly available and may be found and inspected at the Israeli Registrar of Companies. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Adoption of Resolutions

Except as required by the Companies Law or our amended and restated articles of association, a resolution of the shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the general meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into our amended and restated articles of association, but resolutions with respect to which the Companies Law allows our amended and restated articles of association to provide otherwise, shall be adopted by a simple majority of the voting power represented at the general meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

Changing Rights Attached to Shares

If at any time the share capital of our company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the Companies Law or our amended and restated articles of association, may be modified or cancelled by the Company by a resolution of the general meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Rights to Own Ordinary Shares

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of the Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of our company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of its shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority (as defined below) approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” is defined in the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company, or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli public company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. In general, if less than 5% of the outstanding shares are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Shareholders may request appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, the Board may exercise all powers and take all actions that are not required under law or under the Company’s amended and restated articles to be exercised or taken by the shareholders, including the power to borrow money for company purposes.

Changes in the Company’s Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting and subject to the provisions of the Companies Law:

●	Increase in our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which has not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following methods from time to time:

●	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	to one or more underwriters for resale to the public or to investors;

●	through agents;

●	in an “at the market offering,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions; or

●	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to prevailing market prices; or

●	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

●	the name or names of any agents, dealers or underwriters;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the public offering price;

●	any discounts or concessions allowed or re-allowed or paid to dealers; and

●	any securities exchanges or markets on which such securities may be listed.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $75,000 which at the present time include the following categories of expenses:

SEC registration fee	$21,820
Legal fees and expenses	$35,000
Accounting fees and expenses	$12,000
Miscellaneous expenses	$6,180

Total	$75,000

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

Certain legal matters concerning this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the validity of the Ordinary Shares represented by the Ordinary Shares offered in this prospectus will be passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of PolyPid Ltd. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended on December 31, 2020 have been incorporated by reference herein in reliance upon the report of Kost, Forer, Gabbay & Kasierer, Certified Public Accountants (Israel), an independent registered public accounting firm and a member firm of Ernst & Young Global, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.polypid.com. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

The SEC maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the Ordinary Shares offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The following documents filed with or furnished to the SEC by us are incorporated by reference in this prospectus:

●	the Company’s reports of foreign private issuer on Form 6-K furnished to the SEC on March 5, 2021, April 13, 2021, May 4, 2021, May 12, 2021 (with respect to the bullet points under the section titled “Recent Corporate Highlights”, the sections titled “Financial Results for Three Months Ended March 31, 2021,” and “Forward-Looking Statements,” and the GAAP financial statements in the press release attached as Exhibit 99.1), and May 19, 2021 (with respect to the first two and the fourth paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1);

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 5, 2021; and

●	the description of the Company’s Ordinary Shares in Exhibit 2.D to the Company’s Annual Report on Form 20-F for the year ended December 31, 2020, and including any further amendment or report filed which updates such description.

All subsequent Annual Reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at PolyPid Ltd., 18 Hasivim Street, Petach Tikva 4959376, Israel. Attention: Dikla Czaczkes Akselbrad, Chief Financial Officer, telephone number: +972 (74) 719-5700.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and the vast majority of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, an Israeli court may enforce a United States judgment in a civil matter, which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the foreign country’s laws and the rules of private international law currently prevailing in Israel, competent to render it;

●	the judgment is no longer appealable;

●	the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

●	the judgment is enforceable according to the law of the foreign state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to impair the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proved to the Israeli court that:

●	the judgment was obtained by fraud;

●	no adequate service of process has been effected and the defendant has not had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgment is in conflict with another judgment that was given in the same matter between the same parties and which is still valid; or

●	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Ordinary Shares

PolyPid Ltd.

PROSPECTUS SUPPLEMENT

Newbridge Securities Corporation

March 29, 2023